Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 30, 2014 relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2013.

/s/ DELOITTE, S.L.

Deloitte, S.L.
Madrid – Spain
October 29, 2014